Exhibit 2.1

MERGER AGREEMENT

STEMTECH CORPORATION

STEMTECH MERGER COMPANY, LLC

AND SEACRET DIRECT LLC

MERGER AGREEMENT

STEMTECH CORPORATION

STEMTECH MERGER COMPANY, LLC

AND SEACRET DIRECT LLC

Table of Contents

ARTICLE 1. MERGER	1
1.1. General Terms.	1
1.2. Board of Directors.	2
1.3. Officers.	2
1.4. Rebranding.	2
1.5. Lock Up Agreements.	3
1.6. Indemnification Agreements.	3
1.7. Business Plan.	3
1.8. Consideration for the Merging Entity Assets.	3
1.9. Closing.	3
1.10. Announcements.	4
1.11. Termination of Agreement.	4
1.12. Section 351 Transaction.	4
ARTICLE 2. Conduct of Business.	4
2.1. Conduct of Business.	4
2.2. Bridge Financing.	4
2.3. D&O Insurance.	5
ARTICLE 3. Proprietary Information	5
ARTICLE 4. Ownership of Intellectual Property	5
ARTICLE 5. Patent Prosecution & Infringement	5
ARTICLE 6. Warranties/Indemnification	5
6.1. Representations and Warranties.	5
6.2. Disclaimer.	5
6.3. Indemnification.	5
ARTICLE 7. Assignability	8
ARTICLE 8. Term and Termination	8
8.1. Term.	8
8.2. Termination.	8
8.3. Survival.	9
ARTICLE 9. Closing and Conditions to Closing	10
9.1. Closing.	10
9.2. Conditions to Closing.	10
ARTICLE 10. Representations & Warranties	12
10.1. Representations and Warranties of the Company.	12
10.2. Representations and Warranties of Seacret.	15
10.3. Excluded Assets.	16
10.4. Scope of the Merger.	16
ARTICLE 11. Miscellaneous	17
11.1. Notices.	17
11.2. Governing Law; Jurisdiction and Venue.	17
11.3. Waiver.	18
11.4. Enforceability.	18
11.5. Entire Agreement and Amendment.	18
11.6. Headings.	18
11.7. Further Instruments.	18
11.8. Force Majeure.	18
11.9. Counterparts.	18
11.10. Amendment to the Agreement.	18

Schedules and Exhibits:

Schedule 1.1(c)List or Description of the Excluded Assets

Schedule 1.3(b))Employment Agreements and terms and conditions of employment

i

MERGER AGREEMENT

STEMTECH CORPORATION

STEMTECH MERGER COMPANY, LLC

AND SEACRET DIRECT LLC

This Agreement (the “Agreement”) made as of the 2nd day of December, 2024 by and among, STEMTECH CORPORATION, a Nevada corporation (the “Company”, and the “Surviving Corporation”), Stemtech Merger Company, LLC, an Arizona limited liability company (“Merger Subsidiary”), and SEACRET DIRECT LLC d/b/a VIÁGO, an Arizona limited liability company (“Seacret”).

PRELIMINARY STATEMENT

WHEREAS, Seacret is a multi-level marketing company specializing in cosmetic and personal care products from Dead Sea minerals, as well as a line of nutritional supplements, and a Lifestyle, travel and leisure membership service;

WHEREAS, The Company is in the business of distributing stem cell nutritional supplements, skin care and oral care products through the network marketing model;

WHEREAS, Merger Subsidiary is a wholly owned subsidiary of the Company formed for the special purpose of effecting the Merger;

WHEREAS, the Company is desirous of acquiring Seacret, inclusive of its proprietary rights & knowledge as a fully owned subsidiary, and Seacret is desirous of being acquired as a subsidiary of the Company in accordance with the terms of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement hereby agree as follows.

ARTICLE 1.    MERGER

1.1. General Terms.

(a) Subject to and upon the terms and conditions of this Agreement, on the Effective Date at the closing of the transactions contemplated by this Agreement (the “Closing”), Merger Subsidiary shall be merged with and into Seacret (the “Merger”) in accordance with this Agreement and the applicable provisions of the Articles of Merger. Following the Merger, Seacret will continue as a fully owned subsidiary of the Company and the Company shall have issued and delivered the Preferred Stock to the holders of the equity interests in Seacret as provided in this Agreement.

(b) The Merger will have the effects set forth in Article 10 of the Arizona limited liability company act. Without limiting the generality of the foregoing, and subject thereto, at the effective time (“Effective Time”) on the effective date of the Merger (the “Effective Date”), all the property, rights, privileges, powers and franchise of Seacret and the Company will vest in the consolidated assets of the Surviving Corporation without further act or deed, and all debts, liabilities and duties of Seacret and the Company will become the consolidated debts, liabilities and duties of the Surviving Corporation.

(c) As of the Closing, all of the material assets of Seacret immediately prior to the Closing shall continue to be the assets of Seacret other than the Excluded Assets which shall be distributed or otherwise spun out or subject to distribution to the holders of Seacret equity immediately prior to the Effective Date. For the purposes of this Agreement, the term “Excluded Assets” shall mean the assets and rights set forth in Schedule 1.1(c).

1

1.2. Board of Directors.

(a) In connection with the Merger, on and as of the Effective Time of the Merger, the Board of Directors of the Surviving Corporation (the “Board”) will be changed by appropriate corporate actions so that:

(i) Charles S. Arnold to remain on the Board as a member and as Chairman;

(ii) The following shall be effected by the appropriate corporate action:

(A) All other members of the Board shall resign.

(B) 4 members of the Board shall be nominated by Seacret and appointed to the Board by the remaining member of the Board;

(C) 3 members of the Board shall be nominated by the Company and, concurrent with the action described in Section 1.2(a)(iii), appointed to the Board; and

(iii) Accordingly, the Board shall consist of 4 members nominated by the existing Board and 4 members nominated by Seacret and appointed by the Board.

(iv) It is expected that at the Closing, the individuals that shall serve on the Board shall be listed by Seacret and the Company by a notice.

(v) The Board will adopt such resolutions, form such committees and take such other actions that are consistent with applicable law; additionally all board members agree that Kent Reidesel will vote only if there is a deadlock among the other members of the Board in accordance with appropriate procedures adopted by the Company.

(vi) From and after the Closing, each subsidiary of the Company, including Seacret, shall be governed by the Company.

1.3. Officers.

(a) In connection with the Merger, the officers of the Company and each subsidiary of the Company shall be as reasonably designated by the Board with Izhak Ben Shabbat shall be the Chief Executive Officer, Eddie Head as President and Chief Strategy Officer and John W. Meyer as President and Chief Operating Officer.

(b) The Board shall provide employment agreements (each, an “Employment Agreement”) that has the terms and conditions described on Schedule  1.3(b) to the officers that are listed on Schedule  1.3(b), in each case, as mutually determined by the Company and Seacret. Such Employment Agreements may provide equity incentive compensation that is fair and reasonable and mutually determined.

1.4. Rebranding. On or promptly after the Closing:

(a) the Company shall transfer all of its businesses and assets that it held as of immediately prior to the Closing, to a subsidiary which will continue on the product line so that the Company will be the parent corporation of such subsidiary and Seacret, and

2

(b) the Company will change its name to the name that is determined by the Company and Seacret, and

(c) The Company will make other appropriate changes.

1.5. Lock Up Agreements. Upon Closing, each of the officers and directors and any “Affiliate” stockholder of the Company that holds any security of the Company or Seacret and any other stockholders of the Company that are reasonably specified by Seacret shall agree under the terms of an agreement (each, a “Lock Up Agreement”) to not sell any such securities pursuant to a customary agreement that has terms and conditions approved by the Company and Seacret for a period and with such limits as applicable to the holders of both the Company and Seacret stockholders that receive shares of Company stock in the Merger.

1.6. Indemnification Agreements. The Company shall provide each of the individuals that will serve as an officer or director of the Company an indemnification agreement (“Indemnification Agreement”) with terms and conditions that are reasonably acceptable to the Company and Seacret.

1.7. Business Plan. The Parties shall promptly begin working together to prepare a mutually beneficial business plan (as amended from time to time with the approval of both Parties, the “Business Plan”). Prior to agreement of the Business Plan both parties shall conduct a freedom to operate analysis. A focus of the Business Plan shall be an intention to raise a minimum of $10,000,000 (the “Closing Financing”) that is available at the Closing on terms and conditions that are acceptable to the Company and Seacret, the use of which is for general expenses, obligations, Seacret’s audit, inventory, marketing, operating capital, expansion capital, etc., to be directed by the Company’s Board.

1.8. Consideration for the Merging Entity Assets.

(a) In consideration for the Merger, the Company shall issue newly issued preferred stock that has a stated value of $2.50 per share (“Preferred Stock”) and the Seacret Preferred Allocation of the shares of the Company’s Preferred Stock; convertible at a ratio (“Conversion Ratio”) which is expected to be 1 share of Preferred Stock to 10 shares of Common Stock of the Company (“Common Stock”) without any payment of any amounts or consideration, with voting rights. The “Seacret Preferred Allocation” of Company Preferred Stock shall be that number of that, when converted in full into the shares of Common Stock of the Company at the Conversion Ratio will represent 50% of the aggregate number of shares of Common Stock determined on a fully diluted basis, as of the Effective Time, after giving effect to binding commitments of the Company to issue securities and not counting the securities issued under Bridge Financing or Closing Financing that was acceptable to Seacret.

(b) Should there have been any issuances or commitment for issuances since the above-referenced numbers were made, then the number of shares of Preferred Stock shall be increased so that the aggregate number of shares of Preferred Stock will be convertible into shares of Common Stock that represent 50% of the issued and outstanding at that time.

(c) Prior to the date that is 30 days after the date of this Agreement,

(i) The Company and Seacret shall mutually determine the terms and conditions of the certificate of designation of the Company (the “Certificate of Designation”) of the Company’s Preferred Stock.

(ii) The Company the Board and the shareholders of the Company shall approve the terms and conditions of the Preferred Stock and the issuance of the Preferred Stock under the terms of this Agreement and the Company shall have obtained all other authorizations and approvals required to authorize the Preferred Stock and the issuance of the Preferred Stock under this Agreement.

1.9. Closing. The Closing shall take place at the offices of the Company on the date that all conditions to the Closing are satisfied or waived by the Party or parties with the right to so waive such conditions.

3

1.10. Announcements. Any and all public announcements regarding this Merger must be mutually agreed upon and accepted by corporate counsel prior to public release.

1.11. Termination of Agreement. This Agreement shall be terminated by any of the Parties upon any of the following events:

(i) Any of the conditions for such Party to close the Merger is not satisfied or waived by the date specified in such condition or by June 30, 2025 if no date is otherwise specified for the satisfaction or waiver of such condition;

(ii) If there is any litigation brought against any Party that seeks to enjoin the Merger or seeks a material amount of damages in connection with the execution, delivery and performance by a Party of this Agreement;

(iii) If any of the disclosures required by the Company under applicable securities laws are not timely made or do not satisfy the obligations of the Company under such applicable securities laws.

1.12. Section 351 Transaction. For U.S., federal income tax purposes, the Merger is intended to constitute an exchange of property for stock under Section 351 of the Code. The parties to this Agreement hereby (i) agree to file and retain such information as shall be required under Section 1.351-3 of the United States Treasury Regulations, and (ii) agree to file all tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger under Section 351 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Date has or may have on any such transaction. Each of the parties acknowledge and agree that each has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own taxes, including any adverse tax consequences that may result if the Merger is determined not to qualify under Section 351 of the Code.

ARTICLE 2.    Conduct of Business.

2.1. Conduct of Business. Prior to the Closing or termination of this Agreement, each of the Company and Seacret shall conduct their respective businesses in the ordinary course consistent with past practice and, without the mutual consent of the Company and Seacret:

(a) The Company shall not issue any securities that are material to any third party investors other than for financing of the Company and Seacret on terms and conditions that are mutually acceptable to the Company and Seacret.

(b) Neither the Company or Seacret shall:

(i) approve a transaction or commit to a transaction of such person that would cause a change of control of such person or frustrate or imped the Closing or the Merger on the terms provided in this Agreement;

(ii) sell or assign or license its assets, other than any Excluded Assets, that constitute any material assets, individually or in the aggregate of all transactions.

2.2. Bridge Financing. The parties shall work together to raise funds prior to the Closing (“Bridge Financing”) of an amount that is agreed by the Parties on terms and conditions agreed by the Parties. The Company and Seacret shall use their respective commercially reasonable efforts to raise not less than $1,000,000 (the “MBF Amount”) of Bridge Financing by not later than December 31, 2024 or such later date as may be agreed by Seacret and the Company (the “MBF Date”). Of the Bridge Financing, an amount that is not less than 1/2 of the Bridge Financing (the “MBF Seacret Amount”) will be provided to Seacret on mutually acceptable terms promptly after the Bridge Financing is closed or, if there is more than one closing, then a proportionate amount each such closing.

4

2.3. D&O Insurance. As soon as practicable, the Company shall have been bound by directors and officers insurance with amounts and deductibles reasonably acceptable to Seacret.

ARTICLE 3.    Proprietary Information All confidential and proprietary information of a specified Party that is material to the business of such specified person (“Proprietary Information”) which is disclosed by one party to the other during the term of this Agreement shall be maintained in confidence by the receiving party and shall not be disclosed by the receiving party to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing party, except to the extent that such Proprietary Information:

(i) is required to be disclosed to governmental agencies, or

(ii) is necessary to be disclosed to agents, consultants and/or other third parties for the research, development and/or marketing of products, which entities first agree in writing to be bound by the confidentiality obligations contained in this Agreement; or

(iii) is required to be disclosed due to legal process or other legal obligations of the receiving party.

ARTICLE 4.    Ownership of Intellectual Property It is understood and agreed by both parties that the Company and Seacret shall maintain their respective material Intellectual Property, trademark and other rights relating to all the technology and knowledge conveyed, and each such Party shall continue in its standard upkeep and registration of any and all such material Intellectual Property and marks in its name.

ARTICLE 5.    Patent Prosecution & Infringement In the event that either the Company or Seacret has knowledge of any infringement by a third party of any of their material Intellectual Property or marks (“Infringing Activities”), it shall promptly institute, prosecute and control any action or proceeding with respect to any such Infringing Activities to the extent reasonable, using counsel of its choice, including any declaratory judgment action arising from such infringement.

ARTICLE 6.    Warranties/Indemnification

6.1. Representations and Warranties.   Each party represents and warrants to the other that (a) it has the full right, power and authority to execute, deliver and perform its obligations under this Agreement, and (b) the terms of this Agreement do not conflict with any other agreement, order or judgment to which such party is a party or by which it is bound.

6.2. Disclaimer.  EXCEPT AS OTHERWISE PROVIDED HEREIN, NEITHER SEACRET NOR THE COMPANY WARRANTS THE VALIDITY OF THE LICENSED PATENTS AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE LICENSED PATENTS.

6.3. Indemnification.

(a) All representations and warranties by a Party under this Agreement shall survive to, and terminate at, the Closing of the Merger, in each case, other than the Surviving Representations.

(b) For the purposes of this Agreement, the following capitalized terms shall have the respective meanings ascribed to such terms in this Section 6.3(b):

(i) “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

(ii) “Business Day” means any day that the banks in Florida are open for business for transactions that settle on such day, however, shall not include days which work is not conducted as interpreted in accordance with the orthodox Jewish tradition.

5

(iii) “Governmental Authority” means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

(iv) “Indemnified Loss” shall mean any Loss that arises from any of the following:

(A) any failure by a party to this Agreement to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or any of the Merger Documents; or

(B) the inaccuracy of any representations and warranties made by a party to this Agreement in or pursuant to this Agreement or any of the Merger Documents delivered by or on behalf of such party.

(v) “Indemnitee” shall mean any of the following that incurs and Indemnified Loss: each of the Company and Seacret and each of such person’s directors, officers, employees and agents and their respective successors, heirs and assigns.

(vi) “Indemnitor” means the party to this Agreement (the Company or Seacret) that has caused an Indemnified Loss by an Indemnitee.

(vii) “Loss” means any losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred (including, without limitation, any Action).

(viii) “Merger Documents” means any certificate, instrument or document delivered by or on behalf of any party to this Agreement in connection with this Agreement, the transactions contemplated by this Agreement or the obligations of such party under this Agreement.

(ix) “Surviving Representations” means any representations of the Company regarding:

(A) The authority of the Company and Merger Subsidiary to close the Merger and issue the Preferred Stock;

(B) The Preferred Stock being duly and validly authorized, issued, fully paid and non-assessable;

(C) The Conversion Ratio of the Preferred Stock;

(D) The Seacret Preferred Allocation;

(E) The Common Stock being duly and validly authorized and, when issued upon the conversion of the Preferred Stock, being duly and validly authorized, issued, fully paid and non-assessable.

(c) Each Indemnitor shall indemnify, defend and hold harmless the other and each Indemnitees against any Indemnified Losses incurred by such Indemnitee.

(d) For purposes of this Section 6.3, the amount of the Loss shall be computed:

6

(i) net of any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Indemnitees from any third party with respect thereto, less, in each case, the reasonable costs and expenses incurred by the Indemnitees in recovering such proceeds or payment;

(ii) net of the amount of any net tax benefit actually realized by the Indemnitees relating to such Loss;

(iii) net of tax benefits realized by the Indemnitees arising from the Loss; and

(iv) without the amounts related to special or consequential damages or amounts that are not recoverable by a third party from any of the Indemnitees.

(e) The Indemnitees shall use their commercially reasonable efforts to pursue insurance proceeds and indemnity and contribution from third parties with respect to any Indemnified Loss.

(f) A notice (“Indemnification Notice”) for a claim for indemnification under this this Section 6.3 shall be provided by the Indemnitee against the applicable Indemnitor on or prior to the date that is 60 days after the Indemnitee has notice or knowledge of any facts that a reasonable person would reasonably determine would give rise to a right of indemnification under this Agreement. The Indemnification Notice shall state the amount of the Indemnified Loss, if known, and method of computation thereof, and contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(g) The obligations of each Indemnitor under this Section 6.3 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Section 6.3 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:

(i) if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor notice of such Third Party Claim within 30 days of the receipt by such Indemnitee of such notice; provided, that the failure to provide such notice shall not release such Indemnitor from any of their obligations under this Section 6.3, except to the extent that such Indemnitor is materially prejudiced by such failure, and shall not relieve such Indemnitor from any other obligation or liabilities that they may have to the Indemnitees otherwise than under this Section 6.3.

(ii) The Indemnitor shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, which counsel shall be subject to the reasonable consent of the Indemnitees, if the Indemnitor gives notice of its intention to do so to the Indemnitees within five Business Days of the deemed receipt of such notice of a Third Party Claim under Section 6.3(g); provided, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnitee, in its sole and absolute discretion, for the same counsel to represent both the Indemnitee and the Indemnitor, then the Indemnitee shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnitee determines counsel is required, at the expense of the Indemnitee. In the event the Indemnitor’s exercise the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor’s in such defense and make available to the Indemnitor, at the Indemnitor’s expense, all witnesses, pertinent records, materials and information in the Indemnitee's possession or under the Indemnitee's control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnitor’s expense, all such witnesses, records, materials and information in the Indemnitor’s possession or under the Indemnitor’s control relating thereto as is reasonably required by the Indemnitee.

7

(iii) No Third Party Claim may be settled by the Indemnitor without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

(h) Except in the case of fraud or willful misrepresentation or willful misconduct by the Company or Seacret, the sole and exclusive remedy of any Indemnitee with respect to this Agreement and the transactions contemplated hereby, shall be limited to a claim for indemnification under this Section 6.3.

(i) Except as set forth in this Agreement and the Merger Documents, each of the parties to this Agreement does not make any representation, warranty, covenant or agreement with respect to the matters contained herein.

ARTICLE 7.    Assignability Except as expressly set forth in this Agreement, this Agreement shall not be assignable by the Company or Seacret and any attempt to assign (directly or indirectly) this Agreement shall be void ad abnitio.

ARTICLE 8.    Term and Termination

8.1. Term.   This Agreement will become effective on the Effective Date, unless terminated under another specific provision of this Agreement or extended by mutual consent of the parties.

8.2. Termination. Any party to this Agreement may terminate this Agreement as follows:

(a) by Seacret if, between the date hereof and the time scheduled for the Closing:

(i) any material representation or warranty of the Company contained in this Agreement or any Merger Document shall not have been true and correct when made or any time prior to the Closing; provided, that if the Company gives written notice to Seacret that any material representation or warranty of the Company or Merger Subsidiary contained in this Agreement or any Merger Document shall not have been true and correct when made or deemed made or any time prior to the Closing, then Seacret must exercise its right to terminate this Agreement with respect thereto within 10 Business Days of receipt;

(ii) the Company shall not have complied with any material covenant or agreement to be complied with by it and contained in this Agreement or any Merger Document; or

(iii) the Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

(b) by the Company if, between the date hereof and the time scheduled for the Closing:

(i) any material representation or warranty of Seacret contained in this Agreement or any Merger Document shall not have been true and correct when made or any time prior to the Closing; provided, that if the Seacret gives written notice to the Company that any material representation or warranty of Seacret contained in this Agreement or any Merger Document shall not have been true and correct when made or deemed made or any time prior to the Closing, then the Company must exercise its right to terminate this Agreement with respect thereto within 10 Business Days of receipt;

(ii) Seacret shall not have complied with any material covenant or agreement to be complied with by it and contained in this Agreement or any Merger Document; or

8

(iii) Seacret makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

(c) by Seacret or Company if, between the date hereof and the time scheduled for the Closing:

(i) The Company does not raise at least the MBF Amount of Bridge Financing on or prior to the MBF Date and lend to Seacret the MBF Seacret Amount has been loaned to Seacret as described in Section 2.2; provided, that the party that desires to terminate this Agreement under this Section 8.2(c)(i), provides notice of termination on or prior to the date that is not later than 10 Business Days after the MBF Date, or such later date as may be agreed by the Company and Seacret;

(ii) The Company does not have a binding commitment for the Closing Financing that is under definitive agreements that are reasonably acceptable to the Company and Seacret;

(iii) The Business Plan has not been agreed by the Company and Seacret;

(iv) The Lock Up Agreements of the persons required to execute and deliver such agreements are not duly executed and delivered on or prior to the Effective Date;

(v) The financial statements of Seacret (the “Seacret Audited Statements”) required to be included in any report that is required to be filed by the Company with the Securities and Exchange Commission (“SEC”) have not been provided to the Company together with an unqualified audit report by an independent public accounting firm that is registered and in good standing with the Public Company Accounting Oversight Board.

(vi) If the Closing is not completed on or prior to June 30, 2025; provided, that the right to terminate this Agreement under this Section 8.2(c)(v) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(vii) by either the Company or Seacret in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(viii) by the Company or Seacret in the event of any pending or overtly threatened litigation by any Governmental Authority under any applicable Laws with respect to the transactions contemplated by this Agreement; or

(ix) by the mutual written consent of the Company and Seacret.

8.3. Survival.   Termination of this Agreement for whatever reason shall be without prejudice to the settlement of the rights and obligations of the parties arising out of this Agreement prior to the date of termination, including, without limitation:  (a) obligations of indemnity under Section 6.3, (b) any cause of action or claim accrued or to accrue because of any breach or default by the other party hereunder, (c) obligations of confidentiality and (d) all of the terms, provisions, representations, rights and obligations contained in this Agreement that expressly survive the Closing.

9

ARTICLE 9.    Closing and Conditions to Closing

9.1. Closing. The Closing of the Merger shall be on the date that is five Business Days after the date that the conditions to the Closing have been satisfied or waived by the party that has the right to waive such condition or conditions. Promptly after the Closing, the Company shall deliver to the holders of the equity of Seacret all of the shares of Preferred Stock to each such equity holder. From and after the Closing, the equity interests in Seacret shall only represent a right to receive the shares of Preferred Stock that is issuable on account of such equity interests, without interest or other payment, upon delivery by the holder of such equity interests of a certificate withdrawing as a member in Seacret upon receipt of such consideration, in form and substance that is reasonably acceptable to Seacret.

9.2. Conditions to Closing. The Closing is conditioned upon each of the following being satisfied or waived by the party that has the right to waive such condition or conditions.

(a) The obligations of Seacret to consummate its obligations under this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(i) Seacret shall not have a right to terminate this Agreement in accordance with Section 8.2(a) or Section 8.2(c) and the conditions set forth in Section 9.2(c) shall be satisfied or waived by Seacret;

(ii) Seacret shall receive a certificate duly executed by the Secretary of the Company in such form and substance reasonably acceptable to Seacret as to such matters reasonably required to confirm the following:

(A) The due incorporation of the Company and due formation of Merger Subsidiary and the good standing of such persons;

(B) The authorization of this Agreement and the agreements, documents and instruments related thereto and the performance by the Company and Merger Subsidiary of their obligations thereunder by the Board and the shareholders of the Company and sole member of Merger Subsidiary, including without limitation, the Certificate of Designation of the Preferred Stock in the substance and form reasonably acceptable to Seacret;

(C) That, except for the terms of this Agreement, the only member in Merger Subsidiary is the Company and no other person has any right to be a member in Merger Subsidiary or any right to its profits, assets, properties or otherwise whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or order of any Governmental Authority and those arising under any contract, agreement, arrangement, commitment or undertaking.

(D) The receipt and continuing effect of any consents, authorizations, permits, licenses and filings with any person, including without limitation any Governmental Authority;

(E) The irrevocable instructions to the stock record agent of the issuance of the Preferred Stock or the issuance of the Preferred Stock to be issued and received by the stockholders of Seacret;

(F) The irrevocable reservation of shares of Common Stock that may be issued under the terms and conditions of the Preferred Stock; and

10

(iii) Seacret shall have received a certificate duly executed and delivered by the Chief Executive Officer of the Company in substance and form reasonably acceptable to Seacret as to the following:

(A) The representations and warranties of the Company in this Agreement and each other Merger Document are true and complete in all material respects as of the Closing as if made on the Effective Date;

(B) All conditions of the Company or Merger Subsidiary to be performed on or prior to the Closing have been performed and are in effect and not contravened by any action or omission.

(iv) Seacret shall have received from the stock record agent of the Company a certificate or letter confirming the irrevocable instruction by the Company to issue and deliver the shares of Common Stock issuable upon the conversion of any of the Preferred Stock.

(v) The Employment Agreements contemplated by Section 1.3(b) have not been offered to the officers and directors as contemplated by Section 1.3(b).

(vi) The officers and directors of the Company shall be appointed as of the Closing as described in Section 1.3 and Section 1.2(a), respectively.

(vii) Seacret shall have received such other certificates and documents as reasonably requested by Seacret.

(b) The obligations of the Company to consummate its obligations under this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(i) The Company shall not have a right to terminate this Agreement in accordance with Section 8.2(b) or Section 8.2(c) and the conditions set forth in Section 9.2(c) shall be satisfied or waived by the Company;

(ii) The Company shall receive a certificate duly executed by the Secretary of Seacret in such form and substance reasonably acceptable to the Company as to such matters reasonably required to confirm the following:

(A) The due formation of Seacret and the good standing of such person;

(B) The authorization of this Agreement and the agreements, documents and instruments related thereto and the performance by Seacret of its obligations thereunder by the managers of Seacret and the holders of the equity interests in Seacret in the substance and form reasonably acceptable to the Company;

(C) The receipt and continuing effect of any consents, authorizations, permits, licenses and filings with any person, including without limitation any Governmental Authority; and

(D) The list of the equity holders in Seacret, including each such person’s name, tax id number or social security number and address.

(iii) The Company shall have received a certificate duly executed and delivered by the Chief Executive Officer of Seacret in substance and form reasonably acceptable to the Company as to the following:

11

(A) The representations and warranties of Seacret in this Agreement and each other Merger Document are true and complete in all material respects as of the Closing as if made on the Effective Date;

(B) All conditions of Seacret to be performed on or prior to the Closing have been performed and are in effect and not contravened by any action or omission.

(iv) The Company shall have received such other certificates and documents as reasonably requested by the Company.

ARTICLE 10. Representations & Warranties

10.1. Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a) Corporate Organization and Good Standing.

(i) The Company is duly organized, validly existing, and in good standing under the laws of the State of Nevada and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

(ii) Merger Subsidiary has been duly formed as a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Arizona and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification;

(iii) The sole member of Merger Subsidiary is the Company; and

(iv) No person other than the Company and as otherwise provided in this Agreement has any right to be a member in Merger Subsidiary or any right to its profits, assets, properties or otherwise whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or order of any Governmental Authority and those arising under any contract, agreement, arrangement, commitment or undertaking.,

(b) Power and Authority.  Each of the Company and Merger Subsidiary has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

(c) Authorization.  Execution of this Agreement has been duly authorized and approved by the Company and by Merger Subsidiary by all appropriate action, including

(i) With respect to the Company, by a resolution its board of directors, shareholder consent and amendment of the certificate of incorporation and bylaws; and

(ii) With respect to Merger Subsidiary, by a resolution by its sole member, the Company, and any manager of Merger Subsidiary.

(d) Capitalization of the Company.

(i) The authorized capital stock of the Company consists of 400,000,000 shares of Common Stock $0.001 par value.

12

(ii) As of the date of this Agreement and, except for the securities that may be issued under the Bridge Financing and Closing Financing as of the Closing, there are 134,754,232 shares of Common Stock issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and none of which were issued in violation of any preemptive rights.

(iii) As of the date of this Agreement and as of the Effective Date, other than the Bridge Financing and the Closing Financing:

(A) No shares of the Company were reserved for issuance upon the exercise of outstanding options, warrants or other rights to purchase shares;

(B) No shares of the Company stock were held in the treasury of the Company;

(C) Except as set forth above, as of the date hereof, no shares or other voting securities of the Company are issued, reserved for issuance or outstanding and no shares or other voting securities of the Company shall be issued or become outstanding as of such date;

(D) There are no bonds, debentures, notes or other indebtedness or securities of the Company that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(E) The Company has no contract or other obligation to repurchase, redeem or otherwise acquire any shares of the Company stock, or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

(F) There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued shares or other securities of the Company and none of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any other legal requirement.

(iv) The only securities issued by the Company from the date of this Agreement to the Effective Date have been described in reasonable detail by the Company in notices to Seacret.

(v) Preferred Stock of the Company.

(A) The Certificate of Designation will have been duly filed with the Secretary of State of Nevada and has been duly authorized by all applicable corporate action on or prior to the date that this 30 days after the date of this Agreement and the Certificate of Designation has terms and conditions that are reasonably acceptable to Seacret.

(B) The shares of Preferred Stock to be issued under the terms of this Agreement have been duly and validly authorized by all applicable corporate means, will be issued on the Effective Date to the equity holders of Seacret, when issued will be fully and duly issued, fully paid and non assessable.

(C) As of the Effective Date, the Preferred Stock, when issued, are convertible into shares of Common Stock of the Company that is equal to 50% of the Common Stock of the Company determined on a fully diluted basis, determined as of the Effective Time, after giving effect to binding commitments of the Company to issue securities and not counting the securities issued under Bridge Financing or Closing Financing.

13

(vi) Common Stock Reservation. As of the Effective Date, the Company shall have irrevocably reserved for issuance upon the conversion of the Preferred Stock and the stock record agent of the Company has confirmed and certified such reservation.

(e) Litigation.  There is no litigation, case or adversarial proceeding against the Company other than one outstanding case against the Company from 2019 in which a former board member prior to the Company’s Bankruptcy filed a lawsuit alleging unpaid salary. The Company has successfully defended this claim since. The full claim is for $267,000, an amount which the Company accrued in accounts payable & accrued liabilities in its accounting. The case has yet to be dismissed. Other than this case, there are no pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Company.

(f) Financial Statements.

(i) Seacret has had the ability to review the Company’s filings on the SEC website Edgar and the financial statements (“Financial Statements”) and other reports filed with the SEC are true correct and complete in all material respects and comply in all material respects with the obligations of the Securities Exchange Act of 1934, as amended. As of the Effective Date, there is no fact or circumstance that would reasonably require the Financial Statements to be restated or amended in any material respect.

(ii) The Company’s Financial Statements filed with the were prepared in accordance with  GAAP or the equivalent applied on a basis consistent throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes, and except that, in the case of unaudited statements for the subsequent quarterly periods referenced above, such unaudited statements fairly present in all material respects the consolidated financial condition and the results of operations of The Company as at the respective dates thereof and for the periods indicated therein (subject, in the case of unaudited statements, to year-end audit adjustments).

(iii) The aggregate liabilities of the Company for payments and liabilities as of the date of this Agreement are not more than the amount that is summarized in Schedule  9.1(f)(iii), which schedule includes the type of liability, the payee, the maturity date and the material terms.

(g) SEC Reports.

(i) The reports that the Company has filed with the SEC comply in all material respects with the obligations under applicable law.

(ii) There are no reports that the Company has an obligation to file with the SEC that have not been duly filed on or prior to the date when such filings are due.

(h) Absence of Certain Changes or Events.  Since the end of its most recent fiscal year and to the date of this Agreement, other than for the Merger and the transactions contemplated by this Agreement: (i) the Company has, in all material respects, conducted its business in the ordinary course consistent with past practice; (ii) there has not occurred any change, event or condition that is or would reasonably be expected to result in a material adverse effect to the Company or its business; and (iii)  the Company has not taken and will not take any of the actions that the Company has agreed not to take from the date hereof through the Closing.

(i) Undisclosed Liabilities.  The Company has no material obligations or liabilities of any nature (whether accrued, matured or unmatured, fixed or contingent or otherwise) other than (i) those set forth or adequately provided for in the Financial Statements that have been filed with the SEC (and the related notes thereto), (ii) those incurred in the ordinary course of business consistent with past practice since the end of the most recent fiscal year and (iii) those incurred in connection with the execution of this Agreement.

14

(j) Legal Proceedings.  Other than the case noted in Section 9.1(e), the Company is not a party to any, and there is no pending or, to the knowledge of the Company, overtly threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature against the Company, or any of its officers or directors which, if decided adversely to the Company, would, individually or in the aggregate, be material to the Company.  There is no injunction, order, judgment or decree imposed upon the Company, or any of its officers or directors, or the assets of the Company.

10.2. Representations and Warranties of Seacret. Seacret represents and warrants as follows:

(a) Corporate Organization and Good Standing.  Seacret is duly organized, validly existing, and in good standing under the laws of the State of Arizona and is qualified to do business as a foreign company in each jurisdiction, if any, in which its property or business requires such qualification.

(b) Company Authority.  Seacret has all requisite power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

(c) Authorization.  Execution of this Agreement has been duly authorized and approved by the Manager of Seacret and will be authorized by any other consents or approvals required under the governing documents of Seacret.

(d) Litigation.  To the knowledge of Seacret, there are no pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Seacret, other than as described in Schedule 9.2(d), which schedule shall include Actions for the nonpayment of ordinary expenses and costs of Seacret that are included in the financial statements of Seacret or schedules provided to the Company and those that have been incurred in the ordinary course after the date of this Agreement.

(e) Absence of Certain Changes or Events.  Since the end of its most recent fiscal year and to the date of this Agreement, (i) Seacret has, in all material respects, conducted its business in the ordinary course consistent with past practice; (ii) there has not occurred any change, event or condition that is or would reasonably be expected to result in a material adverse effect; and (iii)  Seacret has not taken and will not take any of the actions that Seacret has agreed not to take from the date hereof through the Closing.

(f) Undisclosed Liabilities.  Seacret has no material obligations or liabilities of any nature (whether accrued, matured or unmatured, fixed or contingent or otherwise) other than (i) those set forth or adequately provided for in the consolidated balance sheet (and the related notes thereto) of Seacret that will be provided to the Company for inclusion in the reports to be filed with the SEC on Form 8-K in connection with the Closing of the Merger, (ii) those incurred in the ordinary course of business consistent with past practice since the end of the most recent fiscal year included in such financial statements, and (iii) those incurred in connection with the execution of this Agreement.

(g) Legal Proceedings.  Other than as provided in Section 10.2(d), as of the Effective Date, the Seacret is not a party to any, and there is no pending or, to the knowledge of Seacret, overtly threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature against Seacret, or any of its officers or directors which, if decided adversely to Seacret, would, individually or in the aggregate, be material to Seacret.  There is no injunction, order, judgment or decree imposed upon Seacret, or any of its officers or directors, or the assets of Seacret.

(h) Intellectual Property.  The material assets of Seacret consists primarily of its proprietary intellectual property (“Intellectual Property”), trademarks, corporate trade secrets, and lab mixtures. This is inclusive of trade names, trademarks, registered copyrights, registered service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications, corporate or other entity names, internet addresses and other internet related assets used primarily in the operation of the business of Seacret, in each case, other than the Excluded Assets.

15

(i) Seacret owns and has good and marketable title to, is licensed or otherwise possesses legally enforceable rights to use, all material Intellectual Property used in the business of Seacret as currently conducted by Seacret, subject to the restrictions of any licenses of Intellectual Property. The Intellectual Property owned or licensed by Seacret collectively constitutes all the Intellectual Property necessary to enable Seacret to conduct its business as such business is currently being conducted.

(j) To the knowledge of Seacret:

(i) Seacret has not infringed upon, the exclusive Intellectual Property rights of third parties in any material respect; and

(ii) none of Seacret nor Seacret’s officers has received in the last two years any charge, complaint, claim, demand, or notice alleging any such infringement, (including any claim that Seacret must license or refrain from using any Intellectual Property rights of any third party) nor is any such allegation pending;

(iii) there is no infringement of any material Seacret Intellectual Property by any third party, including any employee or former employee of Seacret, that is materially adverse to Seacret to being able to conduct its business as currently conducted.

(k) The Disclosure Schedule of Seacret adequately identifies each material patent or registration that has been issued to Seacret with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Seacret has made with respect to any of its Intellectual Property, in each case that has not been withdrawn or abandoned. Seacret has delivered to the Company correct and complete copies of all such patents and registrations.

(l) All material applications, licenses, agreements, and permissions (as amended to date) listed in the Disclosure Schedule also identifies each trade name or unregistered trademark, service mark, corporate name, internet domain name, copyright, and computer software item currently used by Seacret in connection with its business, in each case, that is material to Seacret in connection with its business.  With respect to each item of Intellectual Property required to be identified in the Disclosure Schedule, to the knowledge of Seacret:

(i) Seacret possesses all right, title, and interest in and to the item, free and clear of any lien, license, or other restriction, in each case, other than such that are under third party licenses or liens, licenses or restrictions that are listed in the Disclosure Schedules, those that are incurred in the ordinary course of business, liens regarding the use of “shrink wrap” licenses and other liens that do not materially interfere with the use of such Intellectual Property by Seacret in the conduct of its business;

(ii) The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Seacret, is overtly threatened that challenges the legality, validity, enforceability, use, of the item or ownership of such item that is owned by Seacret;

10.3. Excluded Assets.

(a) At the time of Merger, other than the Excluded Assets, all of Seacret’s full right of use of its assets including its Intellectual Property knowledge regarding its full product line shall inure to the Company as a fully owned subsidiary.

(b) Other than the Excluded Assets, all revenues from any contract previously signed with Seacret that provide for payments after the Closing shall be part of the consolidated assets and rights of the Company.

10.4. Scope of the Merger. The Merger shall result in that all of Seacret’s assets and liabilities being part of the consolidated assets of the Company and all of the liabilities of Seacret shall be part of the consolidated liabilities of the Company.

16

ARTICLE 11. Miscellaneous

11.1. Notices.

(a) Any notice or other communication to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or deposited in the United States mail, certified or registered with return receipt, or sent by courier requiring proof of receipt, or by electronic mail addressed as follows:

To Seacret

15160 Hayden Rd., Ste. 200

Scottsdale, AZ 85260

To the Company:

4851 Tamiami Trail North

Suite 200

Naples, FL 34103

or to such other address as either party shall designate by written notice, similarly given, to the other party.  If sent by electronic mail, an original confirmation copy must be sent within the next Business Day by means listed above.

(b) Any notice that is provided by electronic mail, in order to be effective, shall note in all caps in the subject line “NOTICE UNDER THE STEMTECH SEACRET MERGER AGREEMENT”.

(c) Any notice that is not received prior to 5:00 pm Eastern time during a Business Day shall be deemed to be delivered on the immediately following Business Day.

11.2. Governing Law; Jurisdiction and Venue.

(a) This Agreement shall be governed by the internal laws of the States as follows:

(i) With respect to the Merger, shall be the State of Arizona (without regard to conflict of law provisions);

(ii) With respect to the corporate matters of the Company, including without limitation, the Certificate of Designation, the corporate charter documents of the Company and the authorization of the Common Stock, and the interpretation of the terms of this Agreement other than as provided in Section 11.2(a)(i), shall be the State of Nevada (without regard to conflict of law provisions).

(iii) In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement, which cannot be settled amicably by the parties, such controversy shall be settled by Arbitration.

(A) Either party may institute such arbitration proceeding by giving written notice to the other party.

(B) Both parties to the controversy shall choose a mutually agreed upon competent jurist from a short list of arbitrators who have experience in presiding over arbitration or trails regarding such matters that are provided by each party. The parties shall review the list of such proposed arbitrators and in good faith select an arbitrator. If there is no mutual agreement for an arbitrator, then the arbitrator shall be selected from the list proposed by the defendant in the action that is accepted to the plaintiff in the action, which approval shall not be unreasonably withheld, delayed or conditioned. The arbitration shall be conducted in a manner that is mutually determined to resolve the matter expeditiously.

17

(iv) A hearing shall be held by the Arbitrator within Washington, DC, and a decision of the matter submitted to the Arbitrator. The decision of the Arbitrator shall be final and binding and enforceable against all parties in any Court of competent jurisdiction

(v) The prevailing party in any shall be entitled to all costs and expenses with respect to such Arbitration, including reasonable attorneys' fees.

(vi) Each party hereto irrevocably waives any objection to the laying of venue of any such Arbitration action or proceeding brought and irrevocably waives any claim that any such action brought has been brought in an inconvenient forum.

(vii) Each of the parties hereto waives any right to request a trial by jury in any litigation with respect to this agreement and represents that counsel has been consulted specifically as to this waiver.

11.3. Waiver.   Except as specifically provided for herein, the waiver from time to time by either party of any of its rights or a party's failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such party's rights or remedies provided in this Agreement.

11.4. Enforceability.   If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant or condition to the parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (b) the parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, and in the event that the parties are unable to agree upon a reasonable acceptable alternative, then the parties agree that a submission to arbitration shall be made to establish an alternative to such invalid or unenforceable term, covenant or condition of this Agreement or the application thereof, it being the intent that the basic purposes of this Agreement are to be effectuated.

11.5. Entire Agreement and Amendment.   This Agreement contains the entire understandings of the parties with respect to the matters contained herein, and supersedes all prior agreements, oral or written, and all other communication between them relating to the subject matter hereof.  The parties hereto may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officers of the parties hereto.

11.6. Headings.   The headings of the several Articles and sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.7. Further Instruments.   Each party agrees to execute, acknowledge and deliver such further instruments and to do all such further acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.8. Force Majeure.   Performance of a party's obligations hereunder may be delayed if (a) such performance is delayed by causes beyond that party's reasonable control, including, but not limited to, acts of G-d, war, riot, epidemics, fire, flood, insurrection, or acts of civil or military authorities, and (b) such delaying party is at all times working diligently to correct the matter causing the delay and otherwise performing as required under the Agreement.  Notwithstanding the foregoing, the parties shall remain liable for all obligations incurred by them prior to any termination of this Agreement.

11.9. Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.  One or more counterparts may be delivered via telecopier and any such telecopied counterpart shall have the same force and effect as an original counterpart hereto.

11.10.    Amendment to the Agreement. The Parties will amend this Agreement for terms and conditions that are reasonably requested by a Party and approved by the other Party which approval shall not be unreasonably withheld, delayed or conditioned. The Parties will draft and finalize the terms of the Certificate of Designation, Certificate of Incorporation, Certificate of Merger, Bylaws, Indemnification Agreements between the Company and each of its officers and directors, Lock Up Agreements and the Employment Agreements on with terms and conditions that are reasonably requested by a Party and approved by the other Party which approval shall not be unreasonably withheld, delayed or conditioned.

18

IN WITNESS WHEREOF the parties have executed this Agreement as an instrument under seal as of the date and year first written above.

Stemtech Corporation		Seacret Direct LLC

By:		By:
	Name: Charles S. Arnold		Name: Izhak Ben Shabbat
	Title: Chairman and CEO		Title: Chief Executive Officer

Stemtech Merger Company, LLC

By:
Name: Charles S. Arnold
Title: Chairman and CEO

19